Exhibit 99.1

News release

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP REPORTS EARNINGS FOR THE FIRST QUARTER OF 2020

OLNEY, MARYLAND, April 23, 2020 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR), the parent company of Sandy Spring Bank, today reported net income for the first quarter of 2020 of $10.0 million ($0.28 per diluted share) compared to net income of $30.3 million ($0.85 per diluted share) for the first quarter of 2019 and net income of $28.5 million ($0.80 per diluted share) for the fourth quarter of 2019. Earnings for the current quarter were negatively impacted by a provision for credit losses of $24.5 million. Although the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) would permit the Company to delay the adoption of the accounting standard for current expected credit losses (CECL), the Company has elected to adopt CECL as planned, effective January 1, 2020. The provision for credit losses was significantly impacted by the negative projected impact of COVID-19 on specific economic metrics used in the Company’s CECL model. Excluding the effect of the significant deterioration in the economic outlook late in the first quarter, the provision for credit losses was projected to have been approximately $4.1 million. Additionally, the results for the current quarter were negatively impacted by $1.5 million in merger and acquisition expense associated with the acquisition of the wealth advisory firm, Rembert Pendleton Jackson (“RPJ”), which closed on February 1, 2020, and the acquisition of Revere Bank (“Revere”), which closed on April 1, 2020. The acquisition of Revere resulted in the addition of 11 banking offices and approximately $2.9 billion in assets as of March 31, 2020.

“We entered the year in a position of strength after delivering a record year and preparing to expand our market presence with the acquisitions of Rembert Pendleton Jackson and Revere Bank,” said Daniel J. Schrider, President and Chief Executive Officer of Sandy Spring Bank. “Like individuals, families and businesses everywhere, we too had to quickly respond to the unprecedented public health and economic events that began to unfold late in the first quarter. We seamlessly implemented our contingency plans in order to protect the health of our employees, clients, and business and community partners. And while we have made many changes to how and where we all work, we have maintained the continuity of our client service and critical operations. I am grateful to our dedicated team of bankers for making this happen.”

“Our clients are facing a great deal of uncertainty right now, and we are committed to seeing them through this difficult time,” added Schrider. “From helping clients access federal relief programs, to working with individuals and business owners on a case-by-case basis, we are doing all that we can to connect our clients with the financial help they need.”

“We are pleased that RPJ and Revere Bank are now officially part of Sandy Spring Bank. As we continue to come together as a company, we are focused on upholding the tradition of community banking, providing remarkable service, and being the advocate that our clients need now more than ever.”

First Quarter Highlights:

•	Total assets grew by 7%, while loans and deposits grew by 2% and 6%, respectively, compared to the prior year.

•	The net interest margin was 3.29% for the first quarter of 2020, compared to 3.60% for the first quarter of 2019 and 3.38% for the fourth quarter of 2019. The net interest margin for the first quarter 2019 was 3.52%, after excluding recovered interest income on acquired credit impaired loans.

•	The Company proceeded with the adoption of CECL effective January 1, 2020, resulting in an increase to the allowance for credit losses of $5.7 million. Exclusive of the $2.8 million reclassification to the allowance for credit losses related to acquired credit impaired loans, the impact to retained earnings at transition date was $2.2 million.

•	The provision for credit losses for the first quarter of $24.5 million was significantly impacted by the specific economic metrics used in the modeling of expected credit losses. Excluding the effect of the significant deterioration in the economic outlook late in the first quarter, the provision for credit losses was projected to have been approximately $4.1 million.

•	Non-interest income increased 7% from the prior year quarter driven primarily by the impact from the recent acquisition of Rembert Pendleton Jackson.

•	The Company completed its stock repurchase program under which it purchased a total 1.5 million shares for a total of $50.0 million at an average price of $33.58 per share.

•	Tangible book value remained stable at $21.09 per share at March 31, 2020 compared to $21.05 at March 31, 2019, after the completion of the stock repurchase program, an increase in the quarterly dividend to $0.30 per share in the second quarter of 2019 and the addition of $34.9 million in goodwill and intangible assets.

Response to COVID-19

The Company has taken significant steps to protect the health and well-being of its employees and clients and to assist clients who have been impacted by the COVID-19 pandemic.

We began implementing our business continuity plan in early March, which led to us taking the following actions to address the health and safety of employees and clients.

•	In mid-March, we suspended all business-related travel, limited in-person meetings with outside parties, requested that employees postpone non-essential personal travel, and began transitioning employees to working remotely.

•	We established an enhanced personal leave benefit that provides additional paid time off to employees who are unable to work for reasons related to COVID-19 – including having to care for children whose school has been closed – and who cannot work from home.
•	We implemented enhanced cleaning and disinfecting procedures for our facilities.
•	On March 18, we closed our branch lobbies to the public, established procedures for clients to schedule appointments in our branches for critical needs, such as safe deposit box access, and enhanced procedures to permit a wider range of transactions to be conducted through our drive-thru facilities.
•	We notified our clients of reduced access to our facilities, promoted the use of online and mobile banking, and increased the staff in our customer service center to assist clients over the telephone.
•	We established regular communications to employees to keep them apprised of the steps we are taking to support employee and client safety and the benefits available to them.
•	We successfully transitioned approximately 85% of our non-branch personnel to working remotely.
•	We developed comprehensive guidance for responding to any COVID-19 diagnoses or exposures in our operations.
•	On March 30, we closed the majority of our branches that do not have drive-thru facilities.
•	We are providing branch personnel and support staff whose responsibilities do not permit them to work remotely with a bonus of up to $1,200.

With these measures in place, we have continued to effectively serve the needs of our clients.

We have taken several steps to ease the financial burden of the COVID-19 pandemic on our clients:

•	We have waived Sandy Spring Bank fees for clients using an ATM, regardless of location.
•	We are waiving certain penalties for early certificate of deposit withdrawals less than $10,000.
•	We have eliminated fees for remote check deposits by our business clients.
•	We are working with clients who are experiencing financial hardship to provide fee waivers and structure loan payment deferrals or other accommodations.

We are participating in the Small Business Administration’s Paycheck Protection Program, which provides forgivable loans to small businesses to enable them to maintain payroll, hire back employees who have been laid off, and cover applicable overhead. After the program was announced, we quickly mobilized resources to maximize the ability of our clients to access this program. We have involved over 150 employees in our participation in the program, while simultaneously working with our technology vendors to implement software solutions to speed the intake of client applications and submission to the SBA. As of April 16, 2020, when the SBA announced that all of the funds appropriated for the program had been allocated, we have processed over 2,800 loans for a total of $923.5 million to businesses with more than an estimated 88,000 employees.

As a further relief to our qualified commercial and mortgage/consumer loan customers, the Company has developed guidelines to provide for deferment of certain loan payments up to 90 days. From March through April 16, the Company (including Revere) had granted approvals for payment modifications/deferrals on nearly 1,000 loans with an aggregate balance of $845.0 million.

For additional information about the Company’s response to the COVID-19 pandemic, segments of the Company’s loan portfolio exposed to industries adversely impacted by the pandemic, and our response to clients who sought loan payment deferral, we have provided supplemental materials available at the Investor Relations section of the Sandy Spring Website at www.sandyspringbank.com.

Balance Sheet and Credit Quality

Total assets grew to $8.9 billion at March 31, 2020, as compared to $8.3 billion at March 31, 2019. Total loans grew by 2% to $6.7 billion at March 31, 2020, compared to $6.6 billion at March 31, 2019. During this period commercial loans grew 8%, while the mortgage loan portfolio declined 11%. Continued reduction in the mortgage portfolio has been the result of heavy mortgage loan refinance activity driven by the low interest rate environment and the strategic decision to sell the majority of new mortgage loan production. Consumer loans also declined as borrowers eliminated their home equity borrowings through the refinancing of their mortgage loans. Deposit growth was 6% from March 31, 2019, to March 31, 2020, as interest-bearing deposits experienced growth of 6% and noninterest-bearing deposits grew 7%.

Tangible common equity declined to $721 million at March 31, 2020, compared to $748 million at March 31, 2019. The decline in common equity reflects the effects of the repurchase of 1.5 million shares of common stock, the increase in dividends beginning in the second quarter of 2019 and the increase in intangible assets and goodwill during the past twelve months. At March 31, 2020, the Company had a total risk-based capital ratio of 14.09%, a common equity tier 1 risk-based capital ratio of 10.23%, a tier 1 risk-based capital ratio of 10.23% and a tier 1 leverage ratio of 8.78%.

The level of non-performing loans to total loans increased to 0.80% at March 31, 2020, compared to 0.61% at March 31, 2019. At March 31, 2020, non-performing loans totaled $54.0 million, compared to $40.1 million at March 31, 2019, and $41.3 million at December 31, 2019. The growth in non-performing loans occurred as a result of the adoption of the accounting standard for expected credit losses as $13.1 million of previously disclosed and accounted for purchased credit impaired loans are now designated as non-accrual loans under the new standard’s guidance. New loans placed on non-accrual during the current quarter amounted to $2.4 million compared to $6.2 million for the prior year quarter and $5.4 million for the fourth quarter of 2019. Non-performing loans include accruing loans 90 days or more past due and restructured loans.

Loan charge-offs, net of recoveries, totaled $0.5 million for the first quarter of 2020 compared to $0.3 million for the first quarter of 2019. The allowance for credit losses represented 1.28% of outstanding loans and 159% of non-performing loans at March 31, 2020, compared to 0.81% of outstanding loans and 132% of non-performing loans at March 31, 2019. The growth in these ratios from 2019 to 2020 was the direct result of the impact on the allowance of the increased provision for credit losses required by recent economic developments.

Income Statement Review

Net interest income for the first quarter of 2020 decreased 4% compared to the first quarter of 2019, reflecting the impact of the declining interest rates over the preceding twelve months. The net interest margin declined to 3.29% for the first quarter of 2020 compared to 3.60% for the first quarter of 2019. The first quarter of 2019 included $1.8 million in recovered interest income on acquired credit impaired loans. Excluding the recovered interest income, the net interest margin for the first quarter of 2019 would have been 3.52%.

The provision for credit losses was $24.5 million for the first quarter of 2020, compared to a credit of $0.1 million for the first quarter of 2019 and $1.7 million for the fourth quarter of 2019. The impact of the negative economic projections on the credit portfolio resulted in a provision for credit losses of $24.5 million for the quarter.

Non-interest income was $18.2 million for the first quarter of 2020, as compared to $17.0 million for the first quarter of 2019. The current quarter included $0.2 million in securities gains and the prior year quarter included $0.6 million in life insurance mortality proceeds. Exclusive of these proceeds and securities gains, the growth in non-interest income for the quarter was 10% or $1.6 million compared to the prior year quarter. This increase was driven by the 33% increase in wealth management income as a result of the acquisition of the wealth advisory firm during the quarter. While the decline in residential mortgage lending rates during the quarter led to significant increase in loan originations, lower investor demand, in addition to a reduction in pricing, adversely affected the valuations of the forward commitments and loans held for sale, resulting in a significant decline in mortgage banking income for the current quarter compared to recent quarters.

Non-interest expenses increased 8% to $47.7 million for the first quarter of 2020 compared to $44.2 million in the first quarter of 2019. The current year’s quarter included $1.5 million in merger and acquisition expense. Exclusive of this expense, non-interest expense for the current quarter increased 5% primarily due to the increase in compensation expense as a result of annual merit increases over the preceding twelve months, commission compensation related to higher levels of residential mortgage loan originations and the additional monthly operating costs as a result of the acquisition of Rembert Pendleton Jackson.

The effective tax rate for the current quarter was significantly lower than prior periods due to the impact of certain tax provision contained within the recent passage of the CARES Act. The CARES Act expands the time permitted to utilize previous net operating losses. The Company was able to apply this change in conjunction with the 2018 acquisition of WashingtonFirst Bankshares, Inc. to realize a tax benefit of $1.8 million for the current quarter.

The non-GAAP efficiency ratio was 54.76% for the current quarter as compared to 51.44% for the first quarter of 2019 and 51.98% for the fourth quarter of 2019. The increase in the efficiency ratio (reflecting a reduction in efficiency) from the first quarter of last year to the current year was the result of the rate of growth in non-interest expense outpacing the growth in net revenues as a result of margin compression during the same time period.

Explanation of Non-GAAP Financial Measures

This news release contains financial information and performance measures determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

•	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets.
•	The non-GAAP efficiency ratio is non-GAAP in that it excludes amortization of intangible assets, merger expenses and securities gains and includes tax-equivalent income.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the non-GAAP Reconciliation table included with this release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

Conference Call

The Company’s management will host a conference call to discuss its first quarter results today at 2:00 p.m. (ET). A live Webcast of the conference call is available through the Investor Relations section of the Sandy Spring Website at www.sandyspringbank.com. Participants may call 1-866-235-9910. A password is not necessary. Visitors to the Website are advised to log on 10 minutes ahead of the scheduled start of the call. An internet-based replay will be available on the website until 9:00 am (ET) May 7, 2020. A replay of the teleconference will be available through the same time period by calling 1-877-344-7529 under conference call number 10140486.

About Sandy Spring Bancorp, Inc.

Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 55 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Northern Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, E.V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
Email:	DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com
Website:	www.sandyspringbank.com

Media Contact:
Jen Schell
301-570-8331
jschell@sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: risks, uncertainties and other factors relating to the COVID-19 pandemic, including the length of time that the pandemic continues, the duration of shelter in place orders and the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; the possibility that any of the anticipated benefits of acquisitions will not be realized or will not be realized within the expected time period; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2019, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.

Sandy Spring Bancorp, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS - UNAUDITED

	Three Months Ended
	March 31,		%
(Dollars in thousands, except per share data)	2020	2019	Change
Results of Operations:
Net interest income	$64,334	$66,750	(4)%
Provision (credit) for credit losses	24,469	(128)	n.m
Non-interest income	18,168	16,969	7
Non-interest expense	47,746	44,192	8
Income before income taxes	10,287	39,655	(74)
Net income	9,987	30,317	(67)

Pre-tax pre-provision pre-merger income (1)	$36,210	$39,527	(8)

Return on average assets	0.46%	1.49%
Return on average common equity	3.55%	11.46%
Net interest margin	3.29%	3.60%
Efficiency ratio - GAAP basis (2)	57.87%	52.79%
Efficiency ratio - Non-GAAP basis (2)	54.76%	51.44%

Per share data:
Basic net income	$0.29	$0.85	(66)%
Diluted net income	$0.28	$0.85	(67)
Average fully diluted shares	35,057,190	35,806,459	(2)
Dividends declared per share	$0.30	$0.28	7
Book value per share	32.68	30.82	6
Tangible book value per share (1)	21.09	21.05	-
Outstanding shares	34,164,672	35,557,110	(4)

Financial Condition at period-end:
Investment securities	$1,250,560	$987,299	27%
Loans	6,722,992	6,569,990	2
Interest-earning assets	8,222,589	7,648,654	8
Assets	8,929,602	8,327,900	7
Deposits	6,593,874	6,224,523	6
Interest-bearing liabilities	5,732,349	5,297,108	8
Stockholders' equity	1,116,334	1,095,848	2

Capital ratios:
Tier 1 leverage (3)	8.78%	9.61%
Common equity tier 1 capital to risk-weighted assets (3)	10.23%	11.19%
Tier 1 capital to risk-weighted assets (3)	10.23%	11.35%
Total regulatory capital to risk-weighted assets (3)	14.09%	12.54%
Tangible common equity to tangible assets (4)	8.44%	9.39%
Average equity to average assets	12.99%	13.00%

Credit quality ratios:
Allowance for credit losses to loans	1.28%	0.81%
Non-performing loans to total loans	0.80%	0.61%
Non-performing assets to total assets	0.62%	0.50%
Allowance for credit losses to non-performing loans	159.02%	132.35%
Annualized net charge-offs to average loans (5)	0.03%	0.02%

(1)	Represents a Non-GAAP measure.
(2)	The efficiency ratio - GAAP basis is non-interest expense divided by net interest income plus non-interest income from the Condensed Consolidated Statements of Income. The traditional efficiency ratio - Non-GAAP basis excludes intangible asset amortization and merger and acquisition expenses from non-interest expense; securities gains from non-interest income and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.
(3)	Estimated ratio at March 31, 2020
(4)	The tangible common equity to tangible assets ratio is a non-GAAP ratio that divides assets excluding intangible assets into stockholders' equity after deducting intangible assets and other comprehensive gains (losses). See the Reconciliation Table included with these Financial Highlights.
(5)	Calculation utilizes average loans, excluding residential mortgage loans held-for-sale.

Sandy Spring Bancorp, Inc. and Subsidiaries

RECONCILIATION TABLE - UNAUDITED

	Three Months Ended
	March 31,
(Dollars in thousands)	2020	2019
Pre-tax pre-provision pre-merger income:
Net income	$9,987	$30,317
Plus non-GAAP adjustments:
Merger and acquisition expense	1,454	-
Income taxes	300	9,338
Provision (credit) for credit losses	24,469	(128)
Pre-tax pre-provision pre-merger income	$36,210	$39,527

Efficiency ratio - GAAP basis:
Non-interest expense	$47,746	$44,192

Net interest income plus non-interest income	$82,502	$83,719

Efficiency ratio - GAAP basis	57.87%	52.79%

Efficiency ratio - Non-GAAP basis:
Non-interest expense	$47,746	$44,192
Less non-GAAP adjustments:
Amortization of intangible assets	600	491
Merger and acquisition expense	1,454	-
Non-interest expense - as adjusted	$45,692	$43,701

Net interest income plus non-interest income	$82,502	$83,719
Plus non-GAAP adjustment:
Tax-equivalent income	1,108	1,241
Less non-GAAP adjustment:
Securities gains	169	-
Net interest income plus non-interest income - as adjusted	$83,441	$84,960

Efficiency ratio - Non-GAAP basis	54.76%	51.44%

Tangible common equity ratio:
Total stockholders' equity	$1,116,334	$1,095,848
Accumulated other comprehensive income	(6,344)	9,050
Goodwill	(369,708)	(347,149)
Other intangible assets, net	(19,781)	(9,297)
Tangible common equity	$720,501	$748,452

Total assets	$8,929,602	$8,327,900
Goodwill	(369,708)	(347,149)
Other intangible assets, net	(19,781)	(9,297)
Tangible assets	$8,540,113	$7,971,454

Tangible common equity ratio	8.44%	9.39%

Outstanding common shares	34,164,672	35,557,110
Tangible book value per common share	$21.09	$21.05

Sandy Spring Bancorp, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION  - UNAUDITED

	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Assets
Cash and due from banks	$79,185	$82,469	$67,282
Federal funds sold	131	208	481
Interest-bearing deposits with banks	181,792	63,426	65,886
Cash and cash equivalents	261,108	146,103	133,649
Residential mortgage loans held for sale (at fair value)	67,114	53,701	24,998
Investments available-for-sale (at fair value)	1,187,607	1,073,333	926,530
Other equity securities	62,953	51,803	60,769
Total loans	6,722,992	6,705,232	6,569,990
Less: allowance for credit losses	(85,800)	(56,132)	(53,089)
Net loans	6,637,192	6,649,100	6,516,901
Premises and equipment, net	57,617	58,615	61,003
Other real estate owned	1,416	1,482	1,410
Accrued interest receivable	23,870	23,282	26,182
Goodwill	369,708	347,149	347,149
Other intangible assets, net	19,781	7,841	9,297
Other assets	241,236	216,593	220,012
Total assets	$8,929,602	$8,629,002	$8,327,900

Liabilities
Noninterest-bearing deposits	$1,939,937	$1,892,052	$1,813,708
Interest-bearing deposits	4,653,937	4,548,267	4,410,815
Total deposits	6,593,874	6,440,319	6,224,523
Securities sold under retail repurchase agreements and federal funds purchased	125,305	213,605	122,626
Advances from FHLB	754,061	513,777	726,278
Subordinated debentures	199,046	209,406	37,389
Accrued interest payable and other liabilities	140,982	118,921	121,236
Total liabilities	7,813,268	7,496,028	7,232,052

Stockholders' Equity
Common stock -- par value $1.00; shares authorized 100,000,000; shares issued and outstanding 34,164,672, 34,970,370 and 35,557,110 at March 31, 2020, December 31, 2019 and March 31, 2019, respectively	34,165	34,970	35,557
Additional paid in capital	562,891	586,622	607,479
Retained earnings	512,934	515,714	461,862
Accumulated other comprehensive income (loss)	6,344	(4,332)	(9,050)
Total stockholders' equity	1,116,334	1,132,974	1,095,848
Total liabilities and stockholders' equity	$8,929,602	$8,629,002	$8,327,900

Sandy Spring Bancorp, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2020	2019
Interest Income:
Interest and fees on loans	$75,882	$80,397
Interest on loans held for sale	291	192
Interest on deposits with banks	180	194
Interest and dividends on investment securities:
Taxable	6,132	5,685
Exempt from federal income taxes	1,372	1,710
Interest on federal funds sold	1	5
Total interest income	83,858	88,183
Interest Expense:
Interest on deposits	13,518	14,480
Interest on retail repurchase agreements and federal funds purchased	580	398
Interest on advances from FHLB	3,145	6,064
Interest on subordinated debt	2,281	491
Total interest expense	19,524	21,433
Net interest income	64,334	66,750
Provision (credit) for credit losses	24,469	(128)
Net interest income after provision for credit losses	39,865	66,878
Non-interest Income:
Investment securities gains	169	-
Service charges on deposit accounts	2,253	2,307
Mortgage banking activities	3,033	2,863
Wealth management income	6,966	5,236
Insurance agency commissions	2,129	1,900
Income from bank owned life insurance	645	1,189
Bank card fees	1,320	1,252
Other income	1,653	2,222
Total non-interest income	18,168	16,969
Non-interest Expense:
Salaries and employee benefits	28,053	25,976
Occupancy expense of premises	4,581	5,231
Equipment expenses	2,751	2,576
Marketing	1,189	943
Outside data services	1,582	1,778
FDIC insurance	482	1,136
Amortization of intangible assets	600	491
Merger and acquisition expense	1,454	-
Professional fees and services	1,826	1,245
Other expenses	5,228	4,816
Total non-interest expense	47,746	44,192
Income before income taxes	10,287	39,655
Income tax expense	300	9,338
Net income	$9,987	$30,317

Net Income Per Share Amounts:
Basic net income per share	$0.29	$0.85
Diluted net income per share	$0.28	$0.85
Dividends declared per share	$0.30	$0.28

Sandy Spring Bancorp, Inc. and Subsidiaries

HISTORICAL TRENDS - QUARTERLY FINANCIAL DATA - UNAUDITED

	2020	2019
(Dollars in thousands, except per share data)	Q1	Q4	Q3	Q2	Q1
Profitability for the Quarter:
Tax-equivalent interest income	$84,966	$86,539	$88,229	$88,423	$89,424
Interest expense	19,524	19,807	20,292	21,029	21,433
Tax-equivalent net interest income	65,442	66,732	67,937	67,394	67,991
Tax-equivalent adjustment	1,108	1,149	1,147	1,209	1,241
Provision (credit) for credit losses	24,469	1,655	1,524	1,633	(128)
Non-interest income	18,168	19,224	18,573	16,556	16,969
Non-interest expense	47,746	46,081	44,925	43,887	44,192
Income before income taxes	10,287	37,071	38,914	37,221	39,655
Income tax expense	300	8,614	9,531	8,945	9,338
Net income	$9,987	$28,457	$29,383	$28,276	$30,317
Financial Performance:
Pre-tax pre-provision pre-merger income	$36,210	$39,674	$40,802	$38,854	$39,527
Return on average assets	0.46%	1.32%	1.39%	1.37%	1.49%
Return on average common equity	3.55%	9.93%	10.38%	10.32%	11.46%
Net interest margin	3.29%	3.38%	3.51%	3.54%	3.60%
Efficiency ratio - GAAP basis (1)	57.87%	54.34%	52.63%	53.04%	52.79%
Efficiency ratio - Non-GAAP basis (1)	54.76%	51.98%	50.95%	51.71%	51.44%
Per Share Data:
Basic net income per share	$0.29	$0.80	$0.82	$0.79	$0.85
Diluted net income per share	$0.28	$0.80	$0.82	$0.79	$0.85
Average fully diluted shares	35,057,190	35,773,246	35,900,102	35,890,437	35,806,459
Dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.28
Non-interest Income:
Securities gains	$169	$57	$15	$5	$-
Service charges on deposit accounts	2,253	2,427	2,516	2,442	2,307
Mortgage banking activities	3,033	4,170	4,408	3,270	2,863
Wealth management income	6,966	6,401	5,493	5,539	5,236
Insurance agency commissions	2,129	1,331	2,116	1,265	1,900
Income from bank owned life insurance	645	660	662	654	1,189
Bank card fees	1,320	1,435	1,462	1,467	1,252
Other income	1,653	2,743	1,901	1,914	2,222
Total Non-interest Income	$18,168	$19,224	$18,573	$16,556	$16,969
Non-interest Expense:
Salaries and employee benefits	$28,053	$26,251	$26,234	$25,489	$25,976
Occupancy expense of premises	4,581	4,663	4,816	4,760	5,231
Equipment expenses	2,751	2,791	2,641	2,712	2,576
Marketing	1,189	1,085	1,541	887	943
Outside data services	1,582	1,854	1,973	1,962	1,778
FDIC insurance	482	123	(83)	1,084	1,136
Amortization of intangible assets	600	481	491	483	491
Merger and acquisition expense	1,454	948	364	-	-
Professional fees and services	1,826	2,553	1,546	1,634	1,245
Other expenses	5,228	5,332	5,402	4,876	4,816
Total Non-interest Expense	$47,746	$46,081	$44,925	$43,887	$44,192

(1)	The efficiency ratio - GAAP basis is non-interest expense divided by net interest income plus non-interest income from the Condensed Consolidated Statements of Income. The traditional efficiency ratio - Non-GAAP basis excludes intangible asset amortization and merger and acquisition expenses from non-interest expense; securities gains from non-interest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.

Sandy Spring Bancorp, Inc. and Subsidiaries

HISTORICAL TRENDS - QUARTERLY FINANCIAL DATA - UNAUDITED

	2020	2019
(Dollars in thousands)	Q1	Q4	Q3	Q2	Q1
Balance Sheets at Quarter End:
Residential mortgage loans	$1,116,512	$1,149,327	$1,199,275	$1,241,081	$1,249,968
Residential construction loans	149,573	146,279	150,692	171,106	176,388
Commercial AD&C loans	643,114	684,010	678,906	658,709	688,939
Commercial investor real estate loans	2,241,240	2,169,156	2,036,021	1,994,027	1,962,879
Commercial owner occupied real estate loans	1,305,682	1,288,677	1,278,505	1,224,986	1,216,713
Commercial business loans	813,525	801,019	772,619	772,158	769,660
Consumer loans	453,346	466,764	480,530	489,176	505,443
Total loans	6,722,992	6,705,232	6,596,548	6,551,243	6,569,990
Allowance for credit losses	(85,800)	(56,132)	(54,992)	(54,024)	(53,089)
Loans held for sale	67,114	53,701	78,821	50,511	24,998
Investment securities	1,250,560	1,125,136	946,210	955,715	987,299
Interest-earning assets	8,222,589	7,947,703	7,742,138	7,713,364	7,648,654
Total assets	8,929,602	8,629,002	8,437,538	8,398,519	8,327,900
Noninterest-bearing demand deposits	1,939,937	1,892,052	2,081,435	2,023,614	1,813,708
Total deposits	6,593,874	6,440,319	6,493,899	6,389,749	6,224,523
Customer repurchase agreements	125,305	138,605	126,008	150,604	122,626
Total interest-bearing liabilities	5,732,349	5,485,055	5,093,265	5,136,860	5,297,108
Total stockholders' equity	1,116,334	1,132,974	1,140,041	1,119,445	1,095,848
Quarterly Average Balance Sheets:
Residential mortgage loans	$1,139,786	$1,169,623	$1,215,132	$1,244,086	$1,230,319
Residential construction loans	145,266	149,690	162,196	174,095	189,720
Commercial AD&C loans	659,494	695,817	651,905	686,282	676,205
Commercial investor real estate loans	2,202,461	2,092,478	1,982,979	1,960,919	1,964,699
Commercial owner occupied real estate loans	1,285,257	1,274,782	1,258,000	1,215,632	1,207,799
Commercial business loans	819,133	765,159	786,150	756,594	780,318
Consumer loans	465,314	477,572	486,865	505,235	515,644
Total loans	6,716,711	6,625,121	6,543,227	6,542,843	6,564,704
Loans held for sale	35,030	50,208	61,870	37,121	17,846
Investment securities	1,179,084	1,002,692	941,048	964,863	1,010,940
Interest-earning assets	7,994,618	7,859,836	7,690,629	7,619,240	7,627,187
Total assets	8,699,342	8,542,837	8,370,789	8,294,883	8,258,116
Noninterest-bearing demand deposits	1,797,227	1,927,063	1,909,884	1,796,802	1,682,720
Total deposits	6,433,694	6,459,551	6,405,762	6,247,409	5,952,942
Customer repurchase agreements	135,652	126,596	138,736	141,865	129,059
Total interest-bearing liabilities	5,612,056	5,326,303	5,202,876	5,269,209	5,403,946
Total stockholders' equity	1,130,051	1,136,824	1,123,185	1,099,078	1,073,291
Financial Measures:
Average equity to average assets	12.99%	13.31%	13.42%	13.25%	13.00%
Investment securities to earning assets	15.21%	14.16%	12.22%	12.39%	12.91%
Loans to earning assets	81.76%	84.37%	85.20%	84.93%	85.90%
Loans to assets	75.29%	77.71%	78.18%	78.00%	78.89%
Loans to deposits	101.96%	104.11%	101.58%	102.53%	105.55%
Capital Measures:
Tier 1 leverage (1)	8.78%	9.70%	9.96%	9.80%	9.61%
Common equity tier 1 capital to risk-weighted assets (1)	10.23%	11.06%	11.37%	11.43%	11.19%
Tier 1 capital to risk-weighted assets (1)	10.23%	11.21%	11.52%	11.59%	11.35%
Total regulatory capital to risk-weighted assets (1)	14.09%	14.85%	12.70%	12.79%	12.54%
Book value per share	$32.68	$32.40	$32.00	$31.43	$30.82
Outstanding shares	34,164,672	34,970,370	35,625,822	35,614,953	35,557,110

(1)	Estimated ratio at March 31, 2020

Sandy Spring Bancorp, Inc. and Subsidiaries

LOAN PORTFOLIO QUALITY DETAIL - UNAUDITED

	2020	2019
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
Non-Performing Assets:
Loans 90 days past due:
Commercial business	$-	$-	$17	$-	$-
Commercial real estate:
Commercial AD&C	-	-	-	-	-
Commercial investor real estate	-	-	1,201	1,248	-
Commercial owner occupied real estate	-	-	-	-	90
Consumer	-	-	-	-	-
Residential real estate:
Residential mortgage	8	-	-	-	221
Residential construction	-	-	-	-	-
Total loans 90 days past due	8	-	1,218	1,248	311
Non-accrual loans:
Commercial business	10,834	8,450	6,393	7,083	8,013
Commercial real estate:
Commercial AD&C	829	829	829	1,990	3,306
Commercial investor real estate	17,770	8,437	8,454	6,409	6,071
Commercial owner occupied real estate	4,074	4,148	3,810	3,766	5,992
Consumer	5,596	4,107	4,561	4,439	4,081
Residential real estate:
Residential mortgage	12,271	12,661	12,574	10,625	9,704
Residential construction	-	-	-	-	156
Total non-accrual loans	51,374	38,632	36,621	34,312	37,323
Total restructured loans - accruing	2,575	2,636	2,287	2,133	2,479
Total non-performing loans	53,957	41,268	40,126	37,693	40,113
Other assets and real estate owned (OREO)	1,416	1,482	1,482	1,486	1,410
Total non-performing assets	$55,373	$42,750	$41,608	$39,179	$41,523

	For the Quarter Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019	2019	2019
Analysis of Non-accrual Loan Activity:
Balance at beginning of period	$38,632	$36,621	$34,312	$37,323	$33,583
Purchased credit deteriorated loans designated as non-accrual	13,084	-	-	-	-
Non-accrual balances transferred to OREO	-	-	-	(195)	-
Non-accrual balances charged-off	(575)	(454)	(705)	(604)	(227)
Net payments or draws	(1,860)	(2,916)	(2,903)	(5,517)	(1,786)
Loans placed on non-accrual	2,369	5,381	6,015	3,396	6,202
Non-accrual loans brought current	(276)	-	(98)	(91)	(449)
Balance at end of period	$51,374	$38,632	$36,621	$34,312	$37,323

Analysis of Allowance for Credit Losses:
Balance at beginning of period	$56,132	$54,992	$54,024	$53,089	$53,486
Transition impact of adopting ASC 326	2,983	-	-	-	-
Initial allowance on purchased credit deteriorated loans	2,762	-	-	-	-
Provision (credit) for credit losses	24,469	1,655	1,524	1,633	(128)
Less loans charged-off, net of recoveries:
Commercial business	108	15	389	735	7
Commercial real estate:
Commercial AD&C	-	-	(224)	(4)	-
Commercial investor real estate	-	(3)	(3)	(3)	(7)
Commercial owner occupied real estate	-	-	-	-	-
Consumer	107	241	187	(18)	182
Residential real estate:
Residential mortgage	333	264	209	(10)	89
Residential construction	(2)	(2)	(2)	(2)	(2)
Net charge-offs	546	515	556	698	269
Balance at end of period	$85,800	$56,132	$54,992	$54,024	$53,089

Asset Quality Ratios:
Non-performing loans to total loans	0.80%	0.62%	0.61%	0.58%	0.61%
Non-performing assets to total assets	0.62%	0.50%	0.49%	0.47%	0.50%
Allowance for credit losses to loans	1.28%	0.84%	0.83%	0.82%	0.81%
Allowance for credit losses to non-performing loans	159.02%	136.02%	137.05%	143.33%	132.35%
Annualized net charge-offs to average loans	0.03%	0.03%	0.03%	0.04%	0.02%

Sandy Spring Bancorp, Inc. and Subsidiaries

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES - UNAUDITED

	Three Months Ended March 31,
		2020			2019
			Annualized			Annualized
	Average		Average	Average		Average
(Dollars in thousands and tax-equivalent)	Balances	Interest (1)	Yield/Rate	Balances	Interest (1)	Yield/Rate
Assets
Residential mortgage loans	$1,139,786	$10,741	3.77%	$1,230,319	$11,788	3.83%
Residential construction loans	145,266	1,561	4.32	189,720	1,963	4.20
Total mortgage loans	1,285,052	12,302	3.83	1,420,039	13,751	3.88
Commercial AD&C loans	659,494	8,329	5.08	676,205	9,880	5.93
Commercial investor real estate loans	2,202,461	25,265	4.61	1,964,699	25,729	5.31
Commercial owner occupied real estate loans	1,285,257	15,206	4.76	1,207,799	14,386	4.83
Commercial business loans	819,133	10,177	5.00	780,318	10,808	5.62
Total commercial loans	4,966,345	58,977	4.78	4,629,021	60,803	5.33
Consumer loans	465,314	5,156	4.46	515,644	6,330	4.98
Total loans (2)	6,716,711	76,435	4.57	6,564,704	80,884	4.99
Loans held for sale	35,030	291	3.32	17,846	192	4.31
Taxable securities	972,609	6,322	2.60	768,658	5,976	3.11
Tax-exempt securities (3)	206,475	1,737	3.37	242,282	2,173	3.59
Total investment securities (4)	1,179,084	8,059	2.73	1,010,940	8,149	3.23
Interest-bearing deposits with banks	63,533	180	1.14	33,068	194	2.38
Federal funds sold	260	1	1.23	629	5	3.33
Total interest-earning assets	7,994,618	84,966	4.27	7,627,187	89,424	4.74

Less: allowance for credit losses	(61,962)			(53,095)
Cash and due from banks	69,618			62,478
Premises and equipment, net	58,346			61,722
Other assets	638,722			559,824
Total assets	$8,699,342			$8,258,116

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$840,415	697	0.33%	$709,844	300	0.17%
Regular savings deposits	331,119	73	0.09	331,473	93	0.11
Money market savings deposits	1,848,290	4,650	1.01	1,658,628	6,307	1.54
Time deposits	1,616,643	8,098	2.01	1,570,277	7,780	2.01
Total interest-bearing deposits	4,636,467	13,518	1.17	4,270,222	14,480	1.38
Other borrowings	236,806	580	0.99	170,660	398	0.95
Advances from FHLB	531,989	3,145	2.38	925,652	6,064	2.66
Subordinated debentures	206,794	2,281	4.41	37,412	491	5.25
Total interest-bearing liabilities	5,612,056	19,524	1.40	5,403,946	21,433	1.61

Noninterest-bearing demand deposits	1,797,227			1,682,720
Other liabilities	160,008			98,159
Stockholders' equity	1,130,051			1,073,291
Total liabilities and stockholders' equity	$8,699,342			$8,258,116

Net interest income and spread		$65,442	2.87%		$67,991	3.13%
Less: tax-equivalent adjustment		1,108			1,241
Net interest income		$64,334			$66,750

Interest income/earning assets			4.27%			4.74%
Interest expense/earning assets			0.98			1.14
Net interest margin			3.29%			3.60%

(1)	Tax-equivalent income has been adjusted using the combined marginal federal and state rate of 25.45% for 2020 and 2019. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $1.1 million and $1.2 million in 2020 and 2019, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Includes only investments that are exempt from federal taxes.
(4)	Available-for-sale investments are presented at amortized cost.